As filed with the Securities and Exchange Commission on December 19, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIGITAL GENERATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3140772
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

750 W. John Carpenter Freeway, Suite 700

Irving, Texas 75039

(Address of Principal Executive Offices) (Zip Code)

DIGITAL GENERATION, INC. 2011 INCENTIVE AWARD PLAN

(Full title of the plan)

Omar A. Choucair

Chief Financial Officer

Digital Generation, Inc.

750 West John Carpenter Freeway, Suite 700

Irving, Texas 75039

(972) 581-2000

(Name and address for agent for service) (Telephone number, including area code, of agent for service)

Copy to:

William P. O’Neill, Esq.

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share, to be issued under the Digital Generation, Inc. 2011 Incentive Award Plan	4,440,507	(2)	$11.86	(3)	$52,664,413.02	$6,035.34

(1)   This Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share, of Digital Generation, Inc. (“Common Stock”) which become issuable under the Digital Generation, Inc. 2011 Incentive Award Plan (the “2011 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)   Represents 4,440,507 shares of the Registrant’s Common Stock available for future issuance under the 2011 Plan, which number consists of (a) 2,300,000 shares of Common Stock, plus (b) 489,623 shares of Common Stock available for future issuance under the Digital Generation, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”) as of the effective date of the 2011 Plan, which shares will be available for issuance under the 2011 Plan, and (c) up to an additional 1,650,884 shares of Common Stock subject to outstanding awards under the 2006 Plan that may become available for issuance under the 2011 Plan to the extent such awards are forfeited or lapse unexercised, as set forth in the 2011 Plan.

(3)   The proposed maximum offering price per share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on December 16, 2011, because the price at which the awards to be granted in the future may be exercised is not currently determinable.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plan are granted, exercised and/or distributed.

EXPLANATORY NOTE

Digital Generation, Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of Common Stock issuable pursuant to the 2011 Plan.  On November 1, 2011, the Registrant’s stockholders approved the 2011 Plan.  This Registration Statement is being filed in order to register shares of Common Stock which may be offered or sold to participants under the 2011 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to 2011 Plan participants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act.  The Registrant does not need to file these documents with the Securities and Exchange Commission (the “Commission”) either as a part of the Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 1, 2011, as amended by Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on May 2, 2011, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the Commission on May 10, 2011, August 9, 2011 and November 9, 2011, respectively;

(c)                                  The Registrant’s Current Reports on Form 8-K filed with the Commission on March 22, 2011, April 1, 2011, April 7, 2011, May 5, 2011, June 16, 2011, June 20, 2011, July 5, 2011, July 29, 2011 (as amended by the Form 8-K/A filed on August 29, 2011), August 8, 2011, September 2, 2011, September 28, 2011, October 20, 2011, October 28, 2011, November 4, 2011 and November 9, 2011, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Exchange Act, and

(d)                                 The Registrant’s Registration Statement on Form 8-A filed with the Commission on January 26, 1996, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock, including any amendment or report filed for purposes of updating such description.

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Item 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Under no circumstances will any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.  Description of Securities.

Not required to be filed with this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions.

Pursuant to the provisions of Section 145 of the Delaware General Corporation Law (“DGCL”), every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

The Registrant’s Certificate of Incorporation contains provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the DGCL.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit Number	Description

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Digital Generation, Inc. 2011 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q filed on November 9, 2011)

99.2	Form of Stock Option Agreement pursuant to the Digital Generation, Inc. 2011 Incentive Award Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q filed on November 9, 2011)

99.3

Form of Restricted Stock Unit Award Agreement pursuant to the Digital Generation, Inc. 2011 Incentive Award Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-Q filed on November 9, 2011)

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)               That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on December 19, 2011.

DIGITAL GENERATION, INC.

By:	/s/ Omar A. Choucair
Name:	Omar A. Choucair
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott K. Ginsburg and Omar A. Choucair, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Scott K. Ginsburg	Chairman of the Board and Chief Executive Officer	December 19, 2011
(Scott K. Ginsburg)	(Principal Executive Officer)

/s/ Neil H. Nguyen	Director and President and Chief Operating Officer	December 19, 2011
(Neil H. Nguyen)

/s/ Omar A. Choucair	Director and Chief Financial Officer
(Omar A. Choucair)	(Principal Financial Officer and Principal Accounting Officer)	December 19, 2011

/s/ C. H. Moore	Director	December 19, 2011
(C. H. Moore)

/s/ Lisa C. Gallagher	Director	December 19, 2011
(Lisa C. Gallagher)

/s/ David M. Kantor	Director	December 19, 2011
(David M. Kantor)

/s/ John R. Harris	Director	December 19, 2011
(John R. Harris)

/s/ Jeffrey A. Rich	Director	December 19, 2011
(Jeffrey A. Rich)

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Digital Generation, Inc. 2011 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q filed on November 9, 2011)

99.2	Form of Stock Option Agreement pursuant to the Digital Generation, Inc. 2011 Incentive Award Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q filed on November 9, 2011)

99.3

Form of Restricted Stock Unit Award Agreement pursuant to the Digital Generation, Inc. 2011 Incentive Award Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-Q filed on November 9, 2011)